EXHIBIT 10.2 - LICENSING AGREEMENT BETWEEN INFO-HOLD, INC. AND JOEY C. HAZENFIELD DATED SEPTEMBER 25, 1995

LICENSING AGREEMENT

Agreement made and entered into as of this 25th day of September 1995, by and between Info-Hold, Inc. ("Info-Hold") ("Licensee"), an Ohio corporation with its principal place of business at 200 Technecenter Drive, Suite 100, Milford, Ohio 45150, and Joey C. Hazenfield ("Inventor") ("Licensor") of 2677 Little Dry Run Road, Cincinnati, Ohio 45244.

WITNESSETH:

Whereas, Joey C. Hazenfield is the inventor of, and applicant on U.S. Patent Application. Serial No. 07/999,592, filed December 31, 1992, for an on-hold messaging system and methods; and

Whereas, Info-Hold, in contemplation of the issuance of certain patent or patents, seeks certain rights and protections with regard to the above-referenced system and methods;

Now therefore, in consideration of the mutual covenants and obligations contained herein, the parties agree as follows:

1.  Licensor hereby grants to Info-hold a non-exclusive license to manufacture, use and/ or sell on-hold message systems which incorporate, in whole or in part, any systems or methods which are part of inventor's on-hold message system as referenced by U.S. Patent Application, Serial No. 07/ 999,592 and currently pending before the U.S. Patent and Trademark Office and as amended.

2.  Licensor hereby grants to Info-Hold the non-exclusive right to grant sub-licenses, which may include any or all of Info-Hold's rights herein obtained from licensor.

3.  In exchange for the rights herein granted above by licensor, Info-Hold agrees to pay all legal fees and costs for the prosecution of the above-referenced patent application and amendments thereto.

4.  In the event that a patent or patents are issued to licensor for any of the above-referenced claims, Info-Hold shall owe a royalty to licensor of five (5%) per cent of the gross sales amount, induding renewals, for all on-hold message systems which employ any systems and/or methods covered by such patents and are sold by Info-Hold subsequent to the date of issuance of such patent or patents.

5.  Licensee Info-Hold shall pay to licensor a royalty of three (3%) per cent of the amount of gross sales, induding renewals, by any Info-Hold sub-licensee; of any on-hold message system which is the subject of a sub-licensing arrangment contemplated by this agreement.

6.  If Info-Hold has paid royalties under this agreement pursuant to paragraphs 4 and/ or 5, above, and the underlying patent or patents are subsequently ruled invalid, Info-Hold shall have no recovery from licensor for royalties paid for the period in which a patent was apparently valid.

7.  Payment of royalties under this agreement shall be made every ninety days, beginning from the date of issuance of any patent or patents referenced herein, and shall be paid upon cash receipts of direct sales by licensee, as enumerated in paragraph 4, above, and/ or sub-licensing fees or royalties, as enumerated in paragraph 5, above, for each ninety day period. A sale or renewal by any entity in which Info-Hold owns more than a 50% interest shall be considered a sale or renewal by Info-Hold for purposes of this agreement.

8.  Licensor shall have the right to inspect all such books and records of Info-Hold as are reasonably necessary to confirm that royalty payments are being timely and fairly made under the terms of this agreement. In the case of a dispute between the parties, regarding royalty payments, licensor shall have the right to an accounting upon 30 days written notice to Info-Hold.

9.  With regard to certain contemplated improvements of the above-referenced system and methods, which improvements are currently known to the parties, under development, and presently known as the INFO-LINK system, licensee shall cooperate with licensor in the continued development of such, and shall be responsible for all costs and expenses of development and production, as well as all costs and expenses related to the prosecution of any patent applications for that system, or related systems, notwithstanding that licensor be the inventor and/or applicant for such claims.

10.  Licensor hereby grants to Info-Hold the non-exclusive right to manufacture, use and/ or sell any message system which incorporates, in whole or in part, any systems or methods which are part of licensor/inventor's on-hold message system as referenced in paragraph 9, except that, nothing in this agreement shall be construed to authorize Info-Hold to sub-license any rights, to any party or entity whatsoever, with regard to such systems or methods, which right to sub-license is being specifically witheld by licensor. Info- Hold agrees to pay to licensor a royalty of five (5%) per cent of the gross sales amount with respect to the products which are the subject of this paragraph, under the same terms as are provided for under paragraphs 5 and 7 herein.

11.  Info-Hold may not assign any rights granted under this agreement without the express, written consent of licensor, which consent will not be unreasonably withheld. Licensor specifically reserves the right to assign his rights and interests in this agreement.

12.  This agreement represents and incorporates the entire understanding of the parties with respect to the subject matter contained herein, and the parties acknowledge that it is intended to supercede, cancel, and terminate any prior understandings or representations that may have existed between them, whether expressed or implied, with regard to these matters. Info-Hold specifically waives any property rights, whether shop-rights, work for hire, or under any legal theory whatsoever, in any inventions or products which are the subject of this agreement, beyond what is granted herein.

13. The provisions of this agreement are severable, and if any one or more provisions are determined to be illegal or unenforceable, in whole or in part, the remaining provisions, or parts thereof, shall be binding and enforceable.

14. Subject to an adjudication by a court of competent jurisdiction that federal questions are involved and/ or that federal law shall govern, this agreement shall be construed under the laws of the State of Ohio, and all disputes arising hereunder shall be resolved in the state courts of Ohio.

In witness whereof, Info-Hold, Inc., licensee, and Joey C Hazenfield, licensor, have executed this agreement at Milford, Ohio on this 25th day of September 1995.

S/S_Joey C. Hazenfield
Joey C. Hazenfield 7345 Eastborne Road Cincinnati, OH 45255

s/s Daniel J. Wood, Esq.
Daniel J. Wood, Esq., General Counsel INFO-HOLD, INC. 4120 Airport Road Cincinnati, OH 45226